UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2006

The Knot Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	000-28271	13-3895178
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

462 Broadway, 6th Floor New York, NY	10013
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 219-8555

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On July 10, 2006, The Knot, Inc. announced that the private placement of 2,750,000 newly-issued shares of common stock to three institutional investors has been fully funded for gross proceeds of $50.2 million, before placement fees and offering expenses. The shares were priced at $18.25 per share. The Knot announced earlier on July 10, 2006 that it entered into definitive agreements relating to this private placement.

The Knot intends to use the net proceeds from this private placement for general corporate purposes. As previously announced, The Knot intends to finance part of the cash portion of the purchase price of its proposed acquisition of WeddingChannel.com, Inc. through a public offering of its common stock.

The shares of the common stock issued in the private placement have not been registered under the Securities Act of 1933 and may not be subsequently offered or sold by the investors in the United States absent registration or an applicable exemption from the registration requirements. The Knot has agreed to file a registration statement covering resales of the common stock by the investors.

This report does not constitute an offer of any securities for sale.

A copy of The Knot’s press release announcing the completion of the private placement is attached as Exhibit 99.1 hereto and is incorporated by reference into this report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated July 10, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Knot Inc. (Registrant)

Date: July 10, 2006	By:	/s/ Richard E. Szefc
Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

EX-99.1	Press Release dated July 10, 2006